Exhibit 10.05

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Agreement”) is entered into as of September    , 2002, by and between Fidelity Leasing, a division of EAB Leasing Corp., successor-in-interest to Herman Miller Capital  (“Fidelity”), ZAMBA Corporation d/b/a Zamba Solutions (“Zamba”), and Michael H. Carrel (“Guarantor”).

F A C T S

A.            On or about November 6, 2000, January 12, 2001, March 19, 2001, May 22, 2001, May 23, 2001, and July 27, 2001, Fidelity and Zamba entered into certain Equipment Lease Agreements (the “Leases”) for certain office furniture identified in documents entitled “Schedule A” to such Leases and attached to each Lease (the “Equipment”).

B.            Fidelity alleges that the January 12, 2001, Lease has been guaranteed by Michael H. Carrel, an officer of Zamba.

C.            Fidelity and Zamba have agreed to terminate the Leases, and any amendments or modifications thereto, on the terms and conditions set forth below.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Termination of Leases.  Provided that Zamba performs all of its obligations under Section 2 of this Agreement, the Leases shall be deemed terminated as of the first event occurring in Section 3 of this Leases (the “Termination Date”).

2.             Termination Payment.  As a condition to Fidelity’s obligations under this Agreement, and in consideration for Fidelity’s agreement to terminate the Leases, Zamba shall pay to Fidelity the sum of One Hundred Twenty Thousand Dollars ($120,000) (the “Termination Payment”).  The Termination Payment shall be payable in eight increments of Fifteen Thousand Dollars ($15,000), with the first payment to be made on October 1, 2002, and the seven subsequent payments to be made on the fifteenth of each respective month, commencing on October 15, 2002, and ending on April 15, 2003 (a “Payment”).  Each Payment shall be delivered to Fidelity’s attorney in the form of a check made payable to “The Law Office of Josh Jacobson P.A. IOLTA Account f/b/o Fidelity Leasing, a division of EAB Leasing Corp.” and mailed to the following address: The Law Office Of Josh Jacobson, P.A., 120 South Sixth Street, Suite 1515, Minneapolis, MN 55402.  Additionally, on or before October 31, 2002, Zamba shall make available for collection by Fidelity the Equipment in the types and quantities listed on Exhibit 1, which is attached to this Agreement and incorporated herein by this reference.  At no additional cost to Zamba, Zamba shall reasonably cooperate with Fidelity to effectuate Fidelity’s collection of the Equipment.  Fidelity shall provide Zamba with at least one week advance notice of the date(s) and approximate time(s) it intends to collect the equipment.

3.             Termination Date.  Subject to prior execution of this Agreement by Fidelity and Zamba, the Leases shall terminate upon receipt by Fidelity of the eighth and final Payment.

4.             Zamba Release.  As of the Termination Date, Zamba, for itself and for its affiliated corporations and partnerships, officers, directors, shareholders, agents, representatives, employees, attorneys, shareholders, successors in interest, personal representatives, heirs, assigns and each of them, absolutely, fully and forever releases and discharges Fidelity and Fidelity’s respective members, officers, partners, agents, representatives, employees, servants, attorneys, successors in interest, assigns and each of them, whether past, present or future, of and from any and all claims, demands, liabilities, obligations, losses, controversies, costs, expenses, attorneys’ fees and damages of every kind, nature, character or description whatsoever, whether in law or in equity, and whether known or unknown, suspected or unsuspected, arising out of, connected with, or in any way related to the Leases or the Equipment.  Zamba acknowledges and agrees that the release set forth above applies to all claims relating to the Leases or the Equipment whether those claims are known or unknown, foreseen or unforeseen.

5.             Fidelity Release.  Subject to the performance by Zamba of all of its obligations under this Agreement, as of the Termination Date, Fidelity, for itself and for its affiliated corporations and partnerships, members, officers, agents, representatives, employees, attorneys, shareholders, successors in interest, personal representatives, heirs, assigns and each of them, absolutely, fully and forever releases and discharges Zamba and its officers, directors,

Initialed by:
/s/ DHE	Fidelity
/s/ IN	Zamba
/s/ MHC	Guarantor

shareholders, agents, representatives, employees, servants, attorneys, successors in interest, assigns and each of them, whether past, present or future, of and from any and all claims, demands, liabilities, obligations, losses, controversies, costs, expenses, attorneys’ fees and damages of every kind, nature, character or description whatsoever, whether in law or in equity, and whether known or unknown, suspected or unsuspected, arising out of, connected with, or in any way related to the Leases or the Equipment.  Fidelity acknowledges and agrees that the release set forth above applies to all claims relating to the Leases or the Equipment whether those claims are known or unknown, foreseen or unforeseen.

6.             Confession of Judgment.  Zamba shall execute the attached Confession of Judgment (the “Confession of Judgment”) in the amount of the Termination Payment, reduced by the aggregate amount of each Payment received by Fidelity prior to its submission of the Confession of Judgment.  Upon a default in payment by Zamba under this Agreement that is not remedied within fifteen (15) business days of written notice of such default from Fidelity to Zamba, Fidelity may submit the Confession of Judgment to the court identified in the Confession of Judgment.

7.             Fidelity Release of Guarantor.  Subject to the receipt by Fidelity of the fourth Payment, which is  to be made on December 15, 2002, Fidelity, for itself and for its affiliated corporations and partnerships, members, officers, agents, representatives, employees, attorneys, shareholders, successors in interest, personal representatives, heirs, assigns and each of them, absolutely, fully and forever releases and discharges the Guarantor of and from any and all claims, demands, liabilities, obligations, losses, controversies, costs, expenses, attorneys’ fees and damages of every kind, nature, character or description whatsoever, whether in law or in equity, and whether known or unknown, suspected or unsuspected, arising out of, connected with, or in any way related to the Leases or the Equipment. Fidelity acknowledges and agrees that the release set forth above applies to all claims relating to the Leases or the Equipment whether those claims are known or unknown, foreseen or unforeseen.

8.             Release by Guarantor.  As of the date of Fidelity’s Release of Guarantor, Guarantor, for itself and for its affiliated corporations and partnerships, officers, directors, shareholders, agents, representatives, employees, attorneys, shareholders, successors in interest, personal representatives, heirs, assigns and each of them, absolutely, fully and forever releases and discharges Fidelity and Fidelity’s respective members, officers, partners, agents, representatives, employees, servants, attorneys, successors in interest, assigns and each of them, whether past, present or future, of and from any and all claims, demands, liabilities, obligations, losses, controversies, costs, expenses, attorneys’ fees and damages of every kind, nature, character or description whatsoever, whether in law or in equity, and whether known or unknown, suspected or unsuspected, arising out of, connected with, or in any way related to the Leases or the Equipment.  Guarantor acknowledges and agrees that the release set forth above applies to all claims relating to the Leases or the Equipment whether those claims are known or unknown, foreseen or unforeseen.

9.             Notices.  Any written notices to be given hereunder by either party shall be deemed effective upon personal delivery or within three business days of mailing the notice to the party to be served at the address below.

Fidelity:	Zamba:

The Law Office of Josh Jacobson, P.A.

Zamba Corporation

120 South Sixth Street	3033 Excelsior Blvd.
Suite 1515	Suite 200
Minneapolis, MN 55402	Minneapolis, MN 55416
Fax: 612-339-5123	Fax: 952-832-9383
Attn: Josh Jacobson	Attn: General Counsel

Guarantor:
Michael H. Carrel
Zamba Corporation
3033 Excelsior Blvd.
Suite 200
Minneapolis, MN 55416
Fax: 952-832-9383

10.           Entire Agreement. This Agreement contains the entire agreement between the parties and may only be modified or amended by a writing signed by all parties.

11.           Governing Law.  This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Minnesota, except for its choice of laws principles.  Any action regarding or relating to this Agreement shall be venued in a state or federal court located in Hennepin County in the State of

Initialed by:
/s/ DHE	Fidelity
/s/ IN	Zamba
/s/ MHC	Guarantor

Minnesota.

12.           No Assignment of Claims. The parties hereto represent and warrant that they have not transferred or otherwise assigned, either by contract or operation of law, any of the claims released under this Agreement.

13.           No Reliance on Representations.  Each party to this Agreement represents and acknowledges that in executing this Agreement that party does not rely and has not relied upon any representation or statement made by the other party or by any of such other party’s agents, attorneys, or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those representations and statements specifically stated in this written Agreement.

14.           Counterparts and Facsimiles. This Agreement may be executed in one or more counterparts, which shall be deemed effective upon full execution of this Agreement by all parties.  Each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument and agreement.  In addition, a copy of this Agreement executed by a party hereto and telecopied to the other party shall be deemed to constitute delivery of an originally executed copy of this Agreement to the other party.  A facsimile signature shall be enforceable to the same extent as an original signature.

15.           Authority.  The parties executing this Agreement represent that they each have authority to enter into this Agreement, and that this Agreement is binding on such party and enforceable in accordance with its terms.  The persons executing this Agreement on behalf of the parties to this Agreement represent and warrant that they individually have authority to enter into this Agreement on behalf of such parties.

IN WITNESS WHEREOF, the parties hereby execute this Agreement.

FIDELITY		ZAMBA

Fidelity Leasing		ZAMBA Corporation

By:	/s/ David H. English	By:	/s/ Ian Nemerov

Name: David H. English		Name: Ian Nemerov

Title: Sr. VP		Title: General Counsel

Date: 9/24/02		Date: 9-27-02

GUARANTOR

Michael H. Carrel

		By:	/s/ Michael H. Carrel

Date: 9-27-02

Initialed by:
/s/ DHE	Fidelity
/s/ IN	Zamba
/s/ MHC	Guarantor

Exhibit 1

Quantity	Type	Location
16	Tall Poles	Barrett
30	Short Poles	Barrett
69	48” Arms	Barrett	(17 at FSI)
21	60” Arms	Barrett
42	Boundary Screens - 60” W	Barrett
114	Boundary Screens - 48”	Barrett
22	Boundary Screens - 36”	Barrett
21	Display Screens - 60”W	Barrett
19	Display Screens	Barrett
50	Boomerang	Barrett
50	Input Table	Barrett
24	Pole Shelf	Barrett
50	Tool Rail	Barrett
50	Vertical Tray	Barrett
50	Diagonal Tray	Barrett
26	Horizontal Tray	Barrett
21	Bookshelf & Holders	Barrett
5	Task Chair - purple	Barrett
16	Kiva Book Shelf w/oversail	Barrett
37	Kiva Pebble table	Barrett (24)	Denver (2) Campbell (11)
4	Martin Brattrud Lounge chair - purple	Barrett
3	Martin Brattrud Lounge chair - green	Barrett
22	Mobile ped - Meridian	Barrett (8)	Denver (2) Campbell (12)
4	Whiteboard - pole attached	Barrett
3	Whiteboard - Kiva mobile	Barrett
49	Lockers	Barrett
5	Canopy	Barrett
3	Ladder shelf	Minneapolis
3	Round Table -Bar height -Falcon	Barrett
3	Versteel Oval Table	Barrett
4	Versteel 1/4 Round table	Barrett
6	Versteel Rectangle Table	Barrett
52	Keilhauer Side Chair	Barrett (46)	Denver (6)
21	Monitor pods	Barrett
22	Kiva Wing Table	Barrett (21)	Denver (1)
8	Kiva Metal Bookshelf - Mobile	Barrett (2)	Campbell (6)
1	Geiger Brisk Reception Desk	FSI
1	PeterPepper Drum Table	FSI
1	Geiger Triuna Gallery Reception Desk	Campbell
1	Geiger Round table	Campbell
4	Bernhardt Sinclaire Lounge Chair	Campbell

Initialed by:
/s/ DHE	Fidelity
/s/ IN	Zamba
/s/ MHC	Guarantor

Legend

Barrett = Edina, MN warehouse

FSI = Plymouth, MN warehouse

Denver = 10900 S. Parker Road, Suite 101, Parker, CO 80134-3453 office

Campbell = 655 Campbell Technology Parkway, Suite 100, Campbell, CA 95008 office

Minneapolis = 3033 Excelsior Blvd., Suite 200, Minneapolis, MN 55416 office

Initialed by:
/s/ DHE	Fidelity
/s/ IN	Zamba
/s/ MHC	Guarantor